Exhibit 99.1

NEWS RELEASE

Contact:	Daniel C. Ayscue, President/CEO, (704) 867-5828
dan.ayscue@alliancebankandtrust.com

AB&T Financial Corporation Announces Second Quarter 2010 Results

Gastonia, N.C. (July 29, 2010) AB&T Financial Corporation (OTC Bulletin Board: ABTO), the parent company of Alliance Bank & Trust Company, today reported net income for the six months ended June 30, 2010 of $132 thousand or $0.01 per basic and diluted share an increase of $690 thousand compared to a net loss of $558 thousand or $(0.25) per basic and diluted share for the six month period ended June 30, 2009. Net income for the three months ended June 30, 2010 was $50 thousand or $0.0 per basic and diluted share, an increase of $286 thousand compared to a net loss of $236 thousand or $(0.11) per basic and diluted share for the three month period ended June 30, 2009. The primary reasons for the increases were improvements in our net interest income, and decreases in our provision for loan losses over the same six months of 2009.

Assets at June 30, 2010 were $172.6 million, a decrease of $4.1 million or 2.3% over the $176.7 million at December 31, 2009. Loans totaled $134.7 million at June 30, 2010 compared to $140.0 million at December 31, 2009, a decrease of $5.3 million. Investment securities available for sale increased $5.9 million to $10.9 million at June 30, 2010.

Total deposits decreased to $139.2 million on June 30, 2010, from $143.7 million as of December 31, 2009, due to management’s efforts to continue to reduce reliance on wholesale funding sources. Non-time deposits increased from $34.7 million at December 31, 2009 to $39.3 million at June 30, 2010, an increase of $4.6 million or 13.3%.

Net interest income for the six months ended June 30, 2010 was $2.5 million, an increase of approximately $769 thousand or 45.6% from the six months ended June 30, 2009.

Daniel C. Ayscue, President and CEO, commented, “Capital preservation and continued focus on margin improvements have allowed us to move forward in a very positive fashion compared to the economic challenges of the last two years. We feel strongly that as our local and region economies improve, Alliance will be well positioned for future opportunities.”

Alliance Bank & Trust Company, which opened in Gastonia, North Carolina in 2004, operates four North Carolina banking offices, in Gastonia (2), Kings Mountain and Shelby.

AB&T Financial Corporation is the parent company of Alliance Bank & Trust Company, which operates 4 community oriented branches in Gaston and Cleveland Counties in North Carolina that offer a full array of banking services. Additional information on Alliance Bank & Trust’s locations and the products and services offered are available at www.alliancebankandtrust.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. A discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in the release.